CUSIP No. 561063-10-8                                        Page 12 of 16 pages


EXHIBIT 8

                     [ON MALAN REALTY INVESTORS LETTERHEAD]

                                December 7, 1999


Mr. Edward E. Crutchfield
Chairman and Chief Executive Officer
First Union Corporation
One First Union Center
Charlotte, North Carolina   28288

Dear Mr. Crutchfield:

          As President and Chief Executive Officer of Malan Realty Investors, I am writing to bring to your attention actions by a First Union Securities broker which are inappropriate, wrongful and potentially damaging to my company. Malan and Wheat First Securities have enjoyed a close banking relationship spanning more than five years. We value the relationship we have had with Wheat First who, as one of our lead underwriters, took Malan public. Since then, Wheat First has provided research coverage, met with us in confidence to offer its services, and has received confidential information concerning Malan to help formulate a plan to assist us in evaluating various strategic planning and corporate finance alternatives.

          Given our relationship, you can imagine my surprise and dismay when I learned that Peter Kross, a Senior Vice President working in your Gross Pointe, Michigan office, together with certain affiliates, had purchased approximately 10% of Malan's outstanding common stock. Recently, Mr. Kross has taken an extremely hostile position against Malan and its management. He stated that, in essence, the company and/or its assets should be auctioned off. Then, although Mr. Kross has absolutely no experience in managing or operating a real estate investment trust or real estate in general, he demanded a seat on the company's Board of Directors. Upon Malan's refusal to grant him a Board position, Mr. Kross issued a press release stating that he intends to run a full slate of candidates. Based on our long-standing relationship, we are appalled that one of your employees is taking such hostile actions toward us.

          As an employee of a firm with whom we have maintained a close working relationship, we deem Mr. Kross' conduct to be inappropriate and wrongful. In addition, based on Mr. Kross' comments, we are extremely concerned that he may be utilizing First Union's name and resources to improperly obtain information about Malan, thereby damaging our reputation and relationship. Such actions could cause Malan and its shareholder tremendous injury.


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CUSIP No. 561063-10-8                                        Page 13 of 16 pages



          Accordingly, we request that you review the actions of your employee and those of your subsidiary to insure they are harmonious with the relationship we have developed over the years and to be certain they are not making improper use of your name, resources, relationships, contacts and information. We also ask that you continue to protect our confidential information.

          After you have investigated these matters, please call met to discuss your findings.

                                          Sincerely,

                                          /s/ A. S. Gramer

                                          A. S. Gramer
                                          President and CEO


ASG:ep

xc: Daniel J. Ludeman, President & CEO, Brokerage Group
    John R. Georgias, President and COO
    Charles L. Coltman, Vice Chaiman
    G. Kennedy Thompson, Vice Chairman
    B. J. Walker, Vice Chairman
    Robert T. Atwood, Executive Vice President and CFO
    Marion A. Cowell, Jr., Executive V. President, Secretary and General Counsel Board of Directors:
           Edward E. Barr
           G. Alex Bernhardt, Sr.
           W. Waldo Bradley
           Robert J. Brown
           A. Dano Davis
           Norwood H. Davis, Jr.
           R. Stuart Dickson
           B. F. Dolan
           Roddey Dowd, Sr.
           Arthur M. Goldberg
           William H. Goodwin, Jr.

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CUSIP No. 561063-10-8                                        Page 14 of 16 pages



           Frank M. Henry
           Ernest E. Jones
           Terrence A. Larson
           Herbert Lotman
           Radford D. Lovett
           Mackey J. McDonald
           Malcolm S. McDonald
           Patricia A. McFate
           Joseph Neubauer
           Randolph N. Reynolds
           James M. Seabrook
           Ruth G. Shaw
           Charles M. Shelton, Sr.
           Lanty L. Smith
           Raymond W. Smith